UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1933

Date of Report (Date of earliest event reported):  November 12, 2013

OWENS REALTY MORTGAGE, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54957	46-0778087

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2221 Olympic Boulevard
Walnut Creek, California	94595

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 935-3840

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Election Under Title 3, Subtitle 8 of the Maryland General Corporation Law

On November 12 , 2013, Owens Realty Mortgage, Inc., a Maryland corporation (the “Company”), acted by resolution of its Board of Directors (the “Board”) to elect to be subject to all of the provisions of Sections 3-803, 3-804 and 3-805 of Title 3, Subtitle 8 (the “Election”) of the Maryland General Corporation Law (the “MGCL”). In accordance with Maryland law, the Company has filed Articles Supplementary describing the provisions of Title 3, Subtitle 8 of the MGCL to which the Company has elected to become subject (the “Articles Supplementary”) with the State Department of Assessments and Taxation of Maryland. A copy of the Articles Supplementary is filed as Exhibit 3.1.

The following is a summary description of the effect of the Election. This summary is intended to provide a general description only and is qualified in its entirety by the Articles Supplementary and the MGCL. Pursuant to Sections 3-803, 3-804 and 3-805 of Title 3, Subtitle 8 of the MGCL, unless and until the Election is repealed in accordance with Subtitle 8, the provisions of those sections apply notwithstanding any provision in the Company’s Articles of Amendment and Restatement, as further supplemented, amended and restated (the “Charter”), or the Company’s Bylaws, as further supplemented, amended and restated (the “Bylaws”), or any other provision of the MGCL, to the contrary.

Board Classification. As a result of the Company’s election to be subject to Section 3-803 of the MGCL, the Board will now be classified into three separate classes of directors, with directors in each class generally serving three-year terms. Previously, the Board consisted of a single class of directors, with directors standing for election every year. The Board acted by resolution to classify the Board into three classes in accordance with Section 3-803 of the MGCL as follows: (1) the Class I Director will initially be Mr. M. Lyman Bates, Jr. and such director will have an initial term continuing until the annual meeting of stockholders in 2014 and until his successor is elected and qualified; (2) the Class II Directors will initially be Mr. James M. Kessler and Mr. Bryan H. Draper, and will have an initial term continuing until the annual meeting of stockholders in 2015 and until their successors are elected and qualified; and (3) the Class III Directors will initially be Mr. Dennis G. Schmal and Mr. William C. Owens , and will have an initial term continuing until the annual meeting of stockholders in 2016 and until their successors are elected and qualified. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified.

Removal Of Directors. As a result of the Company’s election to be subject to Section 3-804 of the MGCL, the removal of directors will now require the affirmative vote of at least two-thirds of all of the votes entitled to be cast by the stockholders generally in the election of directors. Previously, the removal of directors required the affirmative vote of a majority of all the votes entitled to be cast by the stockholders generally for the election of directors.

Board Size. The Company’s election to be subject to Section 3-804 of the MGCL also provides that the Board has the exclusive right to set the number of directors on the Board.  This election does not result in substantive change in the current requirements, as the Company’s Charter and Bylaws provide that the number of directors may be established, increased or decreased only by the Board.

Vacancies on the Board. As a result of the Company’s election to be subject to Section 3-804 of the MGCL, the Board has the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the Board, and any director elected by the Board to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified. Previously, the stockholders could elect a successor to fill a vacancy on the Board that resulted from the removal of a director, any vacancy other than a vacancy resulting from any increase in the number of directors could be filled by a majority of the remaining directors even if less than a quorum, any vacancy resulting from an increase in the number of directors could be filled by a majority vote of the entire Board, and any director elected by the Board to fill a vacancy would serve until the next annual meeting of stockholders and until his or her successor was elected and qualified.

Special Meetings Called At The Request Of Stockholders. As a result of the Company’s election to be subject to Section 3-805 of the MGCL, special meetings of stockholders called at the request of stockholders may now be called by the Secretary of the Company only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. Previously, a special meeting of the stockholders generally could be called by the Secretary of the Company on the written request of stockholders entitled to cast more than 10% of all votes entitled to be cast at such meeting.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Description

3.1	Articles Supplementary of Owens Realty Mortgage, Inc., dated November 12, 2013

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

Dated:            November 13, 2013                                     By: /s/ William C. Owens
Name:  William C. Owens
Title:    President and Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description

3.1	Articles Supplementary of Owens Realty Mortgage, Inc., dated November 12, 2013